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                                                         EXHIBIT 12

Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                                           Year Ended December 31,
                                               Period Ended March 31, 1996        ---------------------------------------------
                                              Three Months       Twelve Months      1995     1994     1993     1992     1991
                                           -------------------------------------- ---------------------------------------------
                                                                                             (Dollars in thousands)
Earnings:
  Net earnings                                         $3,815            $11,873   $11,242  $11,052  $10,764  $12,296  $10,260
  Income taxes                                          2,199              6,680     6,310    5,917    5,922    6,451    5,795
  Fixed charges                                         2,503              9,807     9,777    9,777    9,370    9,332    9,303
                                           -------------------------------------- ---------------------------------------------
    Total earnings                                     $8,517            $28,361   $27,329  $26,746  $26,056  $28,079  $25,358
                                           ====================================== =============================================

Fixed Charges:
  Interest                                             $2,084             $8,152    $8,047   $8,043   $7,590   $7,518   $7,517
  Amortization of debt premium and discount                42                122       140      138      102       85       48
  Interest portion of rental payments                     377              1,533     1,590    1,596    1,678    1,729    1,738
                                           -------------------------------------- ---------------------------------------------
    Total fixed charges                                $2,503             $9,807    $9,777   $9,777   $9,370   $9,332   $9,303
                                           ====================================== =============================================

Ratio of earnings to fixed charges                       3.40               2.89      2.80     2.74     2.78     3.01     2.73
                                           ====================================== =============================================

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